Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn	Winnie Lerner/Jessica Liddell
President & CEO	(212) 371-5999
(410) 224-1483

FTI CONSULTING INCREASES AUTHORIZATION FOR SHARE REPURCHASE PROGRAM

ANNAPOLIS, MD, MAY 23, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic/litigation/technology and economic consulting, announced today that its Board of Directors has increased the company’s authorization under its share repurchase program to $50.0 million from the approximately $27.5 million remaining under its previous authorization. The share repurchase program authorizes FTI to repurchase shares of its common stock through open market or privately negotiated transactions and continues through its original expiration date at the end of October 2005. The program is funded with a combination of cash on hand or borrowings.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology, and economic consulting. Located in 24 of the major U.S. cities, London and Melbourne, FTI’s total workforce of more than 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs, CFEs, and technologists who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation. Additional information is available at: www.fticonsulting.com